EXHIBIT 99.2

American Eagle Outfitters, Inc.

First Quarter 2014 Earnings Call

Conference Call Transcript dated May 21, 2014

Operator: Greetings, and welcome to the American Eagle Outfitters First Quarter 2014 Earnings Conference Call.

At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Judy Meehan, Vice President of Investor Relations. Thank you. You may begin.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Good morning, everyone. Joining me today are Jay Schottenstein, Interim Chief Executive Officer; Roger Markfield, Chief Creative Director; and Mary Boland, Chief Financial and Administrative Officer. Also joining us for Q&A today are Simon Nankervis, EVP of Global Stores; and Michael Rempell, Chief Operating Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. Results realized may differ materially based on risk factors included in our SEC filings. Please refer to the tables attached to the press release. We also have posted a financial supplement on our website.

And now, I’ll turn the call over to Jay for opening remarks.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Good morning, everyone, and thanks for joining us. Earlier this morning, we reported first quarter results. As anticipated, this was a challenging quarter as we faced a number of headwinds. Weakness in demand led to soft traffic and a 5 percent sales decline. This, combined with elevated inventories, created downward pressure on our margins. We achieved slight profitability in the period, well below the prior year.

As we managed through the near term, implementing our plan to improve profitability is a priority. We made good progress during the quarter. Our plan includes: creating great merchandise and improved customer experience across our brands, continuing to build strong digital and Omni-Channel capabilities, rationalizing our brick and mortar store fleet, expense reductions, and distorting our international approach towards more licensed stores.

We have been moving quickly to get our plans in place. So, now, let me give you some of the details.

First, we are continuing to develop Omni-Channel capabilities to improve every touch point with our customers. We recognize the vast shift in industry dynamics and the need for transformation to remain competitive and win in the future. We have a number of projects aimed at optimizing our platforms to create a better shopping experience for online and mobile shoppers. Throughout the year, we will launch upgrades to our online site to include improved product displays and better navigation. Additionally, we’ll release a new mobile app later this summer with better functionality and speed.

We’ve seen great early results from our buy online ship from the store pilot program, including incremental sales that would have otherwise been lost due to stock outs and more efficient use of inventories. Currently in 50 stores, we’ll ramp up to 100 by back to school. Additionally, our new fulfillment center opens in July providing leading supply chain functionality, much needed capacity and significantly faster customer delivery times.

Second, we are aiming to improve the profitability of our store fleet through closures, lease negotiations and fleet repositioning. As Mary will discuss, the combination of store closures and short-term leases, gives us greater flexibility to react to changing consumer shopping trends. In addition, the field team is driving more productive use of store payroll and reducing non-customer facing activities, while keeping our focus on delivering a great customer experience.

Third, we are simplifying our structure across all areas of the business, eliminating redundancies and realigning our teams to be more effective. As Mary will discuss, we are cutting expense across the organization, specifically corporate overhead, professional services and travel, and we are utilizing a more robust non-merchandise procurement process. Our efforts are to ensure we are investing in the right areas for the future, including Omni-Channel projects, critical customer facing activities and global expansion.

This leads me to our most important area of focus: improving merchandise and overall brand experience. We have a strong team in place with Roger at the lead. I’m confident that we’ll deliver improvements to merchandise with greater alignment and support from marketing.

Lastly, as part of our overall business assessment, we are re-pacing and adapting our near term international growth plans. We are gearing our international approach towards licensed stores where we see strong profitability and low investment requirements. For example, we now have seven partners and are operating in 13 countries. We expect to announce new partnerships by the end of the year.

Our international expansion plans underscore the importance of the Omni-Channel investments we are making today. We see a tremendous global appetite for our brands. And as we expand into new markets, we see significant opportunity in our digital channels.

Before I turn it over to Roger, I want to provide you with a brief update on our search for a permanent CEO. Succession planning is a priority and the process is underway. We are committed to finding a strong successor and will take the time necessary to find the right person to do so. In the meantime, our focus is unwavering. We have a very strong and talented team at all levels to facilitate our recovery plan and continue to execute on our goals.

With that, I’ll turn the call over to Roger.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Thanks, Jay. Good morning to all of you.

The first quarter reflected macro headwinds, unseasonable weather and our own execution challenges. Our product assortment isn’t quite what it needs to be, and inventory was planned above trend, pressuring our results. However, we did see healthy demand for certain categories, including our heritage bottoms business, denim and pants. We’re also pleased with our fashion capsules and how we are successfully adopting new styles into our mainline assortments. We saw the weakest results in men’s shorts, knit tees and women’s bare looks. Within aerie, bras, undies and swimwear performed well.

During the quarter, we needed to clear through excess inventory and clearly, markdowns were not where we’d like them. Yet, we were able to selectively reduce broad all-box promotions. For example, we did not anniversary promotions during holiday periods. And in some cases, we excluded core businesses from the events. As we get inventories down in the second half, our goal is to continue to selectively reduce promotions. Improved product and more relevant marketing events will also support a better overall pricing strategy.

The challenges we faced in the quarter underscore the importance of continuing to evolve as the retail industry changes. We are aligned on the initiatives Jay outlined, including fleet rationalization and continuing to build our Omni-Channel capabilities. At the same time, we are also working hard to manage the business well this year against the backdrop of the current macro environment. As we move forward, here is what the creative team is focused on.

First, we are building upon and maximizing our leading heritage bottoms businesses. This is our core strength where we’re driving innovation and delivering against exciting new emerging trends. We are known for the architecture of our fit systems, and it’s critical that we maintain outstanding innovation, quality and value. Across the assortment, the teams are bringing greater focus, on-trend styles and adding newness to our heritage categories.

Upcoming marketing will be aligned with product lines, ensuring customers know what we stand for during any given season. We’re excited about our new marketing campaign, in which we’ve partnered with an agency on a creative, diverse 360 degree customer outreach across social media, in-store, digital, magazines, online video and TV.

Our next major area of focus, we have streamlined and are simplifying our design and merchandising process. We’ve removed layers and within the teams we’re creating a clear reporting structure and more direct accountability. We are cutting unnecessary expense and more effectively using our speed sourcing capability. This year, we will reduce the number of designed styles and our goal is to drive higher adoption percentages and reduce sample costs. I want to be clear. This will set us up for a better process, less clutter and more quality assortments. We’ve had good success with our fast track fashion capsules where we are getting product from design to in-store within 60 days. This is an exciting feature within our women’s assortment and will appropriately balance our core heritage lines.

Third, we are reducing inventory levels for the back half, leveraging speed sourcing capabilities and keeping more open to buy. In addition, as Jay mentioned, our Omni-Channel projects, especially buy online ship from store will enable us to have better utilization of inventory, driving sales and reducing markdowns.

Aerie and AE are extremely well positioned in the marketplace today. With aerie, we see enormous potential to go after an underdeveloped youthful intimates business. During the quarter, we opened six new store designs, both shop in shop and side by side locations. We’ve included a few photos in our supplemental presentation. It’s an updated, more modern look for aerie with better product displays. Though it’s early, we are very encouraged by the performance of these stores as they look to be driving incremental sales, both to AE and obviously aerie. This goes back to our heritage as aerie was always built for the AE customer and we continue to believe that’s where it belongs.

Lastly, I want to mention how pleased we are with the customer response to our new global markets. Over the past several weeks, we opened new stores in Mexico and licensed stores in Colombia and Japan to a tremendous response.

Before I turn the call over to Mary, I would like to underscore my confidence in the team and our ability to drive much better performance. Our company is strong, our brands are extremely well positioned, and AE will stay true to its heritage as the democratic American lifestyle brand. We expect to see the early results of our plan begin to gain traction later in the year and set us up for a strong performance in 2015.

With that, I’ll turn the call over to Mary.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Thanks, Roger.

As Jay mentioned, the first quarter results were consistent with our expectations. Our performance reflected a weak top line, increased markdowns and expense deleverage.

Total revenue for the first quarter decreased 5 percent to $646 million compared to $679 million last year. Our total revenue benefited from our non-comp factory and international stores as well as increased licensed revenue. Consolidated comparable sales decreased 10 percent, following a 5 percent decrease last year.

By brand, AE comps decreased 11 percent, and aerie was down 4 percent. Weakness in traffic and incremental markdowns resulted in lower transactions and transaction value. Additional sales information can be found on page five of the presentation.

The consolidated gross margin fell 420 basis points to 34.9 percent. The comp decline caused buying, occupancy and warehousing costs to increase 220 basis points as a rate to revenue. Higher markdowns also contributed, partially offset by favorability in merchandise and design costs.

SG&A expense of 185 million increased 2 percent or $4.3 million, which included $2.3 million in severance. First quarter expense reduction of approximately $10 million nearly offset incremental strategic investments related to new factory stores, international growth and Omni-Channel initiatives. We continue to work hard on expense reductions, which we expect to ramp up as we progress throughout the year.

Depreciation and amortization increased to $32 million, driven by IT investments as well as new factory and international stores.

Operating income for the quarter was $8 million compared to $57 million last year, and EPS of 2 cents decreased 89 percent from adjusted EPS of 18 cents last year.

Turning to the balance sheet. Starting with inventory, which can be found on page six of the presentation. We ended the quarter with inventory at cost per foot down 7 percent, following a 6 percent decline last year. The year over year decline reflects a change in the timing of inventory ownership. As a reminder, late last year we began taking ownership at the receiving port rather than the port of departure, which is consistent with general industry practices. Without this change, inventory at cost per foot increased in the mid-single digits, which is consistent with our previous expectations.

Similarly, without the ownership change, we expect second quarter ending inventory at cost per foot to decline in the mid-single digits as we clear through excess units and plan the second half more conservatively. To underscore Roger’s point, back half inventories are planned down to be more aligned with sales trends.

We ended the first quarter with $328 million in cash and investments. Capital expenditures totaled $72 million for the quarter and we continue to expect to spend approximately $230 million this year.

During the quarter, we opened 11 stores, including five factory stores, two stores in Mexico and one store in China. Three new North America mainline stores opened in key markets. We closed 20 stores, consisting of 14 aerie stand-alone locations. Additionally, we added 11 international licensed stores, including our first store in Colombia, and ended the quarter with 77 stores across 13 countries. Additional store information can be found on pages nine through 11.

Now, regarding the outlook for the second quarter. We expect first quarter trends to continue. Based on a high single digit decline in comparable sales, we expect second quarter EPS to be approximately breakeven. Our guidance compares to earnings of 10 cents per diluted share last year and it excludes potential impairment and restructuring charges.

Now, I’d like to review some of the key areas of focus as we execute on our recovery plan, including store fleet rationalization and our efforts to reduce expense and identify efficiency gains across the business.

As Jay mentioned, giving the changing industry dynamics and increased pressure on our stores, we’ve gone through a thorough fleet review to determine where we can close stores and successfully migrate sales to other channels or nearby locations. I’d like to emphasize that the majority of our store fleet is healthy and generated four-wall profitability on a trailing 12 month basis. That being said, we have thoughtfully assessed our portfolio and in addition to the 20 stores we closed in the first quarter, we’ve identified an additional 150 stores to close in North America over the next three years, including nearly 100 AE stores. Assuming a continuing negative trend, the stores will not be delivering our expected returns. For 2014, we are now planning to close 50 AE and 20 aerie stores in North America upon lease expiration. This will result in annualized after tax savings of approximately $10 to $15 million beginning in 2015.

We also have an additional 300 stores with leases expiring in the next three years, which will be regularly evaluated for potential closures. So in total, we have flexibility on more than 400 stores, nearly half of our North American fleet. We have also been working hard to negotiate rent reduction and lease flexibility and will continue this work.

We are highly focused on our expense reduction program as well, including corporate overhead, travel and professional services. We are also going after store expense to drive more productive use of store payroll, reducing non customer facing store activities and cost to achieve greater store profitability, especially in light of the declining trend. The actions we are taking to reduce our expense base are helping to fund the strategic investments and additional advertising necessary for our long term success. We have dramatically reduced SG&A dollars from our previous budget. Our current view for the year has SG&A up in the low single digits, yet we continue to work to identify more opportunities for savings.

Before we take your questions, I would like to reiterate that implementing our plan to improve profitability is our top priority. We are intensely focused on delivering improved product and customer experience, bringing inventory in line with sales trends, rationalizing our store fleet, reducing expense and growing international licensed stores.

We look forward to keeping all of you updated on our progress in the coming quarters. Thanks for listening. And now, we’ll take your questions.

Operator: Thank you. Ladies and gentlemen, at this time, we’ll be conducting a question and answer session. We ask that you please limit yourself to one question to allow time for as many questions as possible.

If you would like to ask a question, please press star one on your telephone keypad. The confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is coming from the line of Simeon Siegel with Nomura Securities. Please proceed with your question.

Simeon Siegel-Nomura Securities-Analyst: Thanks. Good morning, guys.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Hi, Simeon.

Simeon Siegel-Nomura Securities-Analyst: Jay, can you talk about the shift in international strategy as it relates to the markets you currently own? And then for perspective, what percent of sales does licensing currently represent and where do you think that can go? And then just maybe a quick update on the factory strategy. Can you remind us where the factory stores sit productivity wise and on a four-wall basis? Thanks.

Judy Meehan- American Eagle Outfitters, Inc. - VP IR: Simon’s going to take this question.

Simon Nankervis- American Eagle Outfitters, Inc. - EVP of Global Stores: Hi, Simeon. It’s interesting. We’ve done a lot of work on our international business, and we’ve identified a number of locations where we believe the brand will have, you know, great traction.

Today, you know, we’re in 13 countries. By the end of this year, we’ll have 14 licensed countries, and we’ll be in over 100 licensed stores. I think as you look to, you know, the way that our owned and—our breakup of owned and operated versus licensed business, you know, plays out over the two to three years, what we’ve really done is be very, you know, focused on where is the best return on that investment for us. Especially given the focus that we now have on fortifying the North American business. And in particular, you know, driving incremental productivity out of our U.S. fleet.

So, I think what we’ll do is you will see us—the strategy change and adapt as we move forward. For example, you know, Korea was a market that we have historically identified as a likely target for an owned and operated business. And as part of our restructuring of our strategy, we’ve now identified that that’s an appropriate market for us to target a licensed store base, which is what we’re in the process of working through at the moment.

So, as to, you know, the comment that Jay made earlier about, you know, our expansion of that—the licensed business over the balance of the year, we are looking for active opportunities. And we are currently pursuing a number of options for additional license markets.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Next question.

Operator: Thank you. The next question is coming from the line of Tom Filandro with SIG. Please proceed with your question.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Hello, Tom?

Operator: Mr. Filandro, your line is live. You may proceed with your question.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Let’s move on, Jess.

Operator: We’ll move on to the next question, which is coming from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Morris-BMO Capital Markets-Analyst: Good morning, everybody. Maybe Jay or the others in the room, a little bit more color on the Omni-Channel initiative, which I think are impressive.

You know, besides the web upgrade, can you tell us a little bit more about what you’re doing on the supply side? For example, are you looking at fabric platforming, vendor managed inventory and the like? Especially the opportunities you have with the new fulfillment center. Thanks.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay. Michael Rempell’s going to take that question, John.

Michael Rempell - American Eagle Outfitters, Inc. - Chief Operating Officer: Hey, John.

John Morris-BMO Capital Markets-Analyst: Hi.

Michael Rempell - American Eagle Outfitters, Inc. - Chief Operating Officer: So, you asked about Omni-Channel initiatives and some of the supply chain capabilities that we’re building.

John Morris-BMO Capital Markets-Analyst: Correct.

Michael Rempell - American Eagle Outfitters, Inc. - Chief Operating Officer: So, I’ll try to address both of those. You know, on the Omni-Channel side, as the team alluded to earlier, we really think about Omni-Channel in two ways. One is having a single view of our inventory across the company and really leveraging that inventory to serve the customer however they want to shop.

The other is a single view of our customers, knowing their interactions with the company. And being able to make, you know, a special relationship and offers to those customers.

So, we launched our ship from store capability. We’re very excited about the initial results of that pilot. It’s definitely demonstrated to us that there was previously unfulfilled demand in the market that we’re now able to fill by leveraging inventory that was in our stores. So, that’s a huge win. We plan to expand that this year and then roll out additional flexible fulfillment capabilities next year.

Single view of our customers is something that the teams worked hard on to make sure that we understand our customers’ interactions, whether they’re in the stores, whether they’re online, whether they’re on a mobile device, et cetera.

And what we’re going to be doing in the back half of the year is really leveraging their entire relationship with American Eagle to make sure we’re giving them the right promotions, compelling product and the right offers at the right times. So, more to come on that. But, we think there’s going to be a big return there. On the—.

John Morris-BMO Capital Markets-Analyst: —Yeah, go ahead. I’m sorry.

Michael Rempell - American Eagle Outfitters, Inc. - Chief Operating Officer: Go ahead.

John Morris-BMO Capital Markets-Analyst: Yeah. No, no, no, that’s okay. I was just going to remind—.

Michael Rempell - American Eagle Outfitters, Inc. - Chief Operating Officer: —Yeah. So, that’s the Omni-Channel side. On the supply chain side, we mentioned we’re launching our DC in Hazleton. It’s a huge win for us. It’s going to complement what we’re doing with ship from store. But today, we’re able to service about 60 percent of our customers within two day shipping. This is going to take that percentage well up to over 90 percent of our customers.

It’s going to allow us to seamlessly leverage our inventory across channels and ultimately reduce our dependency on having unique inventory for the web and for our stores. And really be able to put the inventory wherever the customer wants it whenever they want it.

And you know, lastly, you touched on speed sourcing, John. Roger mentioned we’re leaving far more open than we ever have before. And we feel very good about our ability to execute on that in the back half of the year.

We proved it in a small way in Q1, but we’ve been heavily focused on making sure we have the right capabilities to platform fabrics and trims to make sure we have capacity ready to call our triggers as tests prove out.

We’re leveraging systems that we’ve put in over the last couple of years and supply chain capabilities to ship pre-packs either directly from factories to the stores or through the coast directly to the stores, which has cut a week to 10 days out of our supply chain. And we’ve also refined our processes to make quick decisions, taking weeks out of our typical process.

So, you know, more to come, but we feel good about the wins we had in Q1 and our ability to build on those in the back half of the year.

John Morris-BMO Capital Markets-Analyst: Okay, great. Thanks.

Michael Rempell - American Eagle Outfitters, Inc. - Chief Operating Officer: Yeah.

Operator: Thank you. Our next question comes from the line of Betty Chen with Mizuho Securities. Please proceed with your question.

Betty Chen-Mizuho Securities-Analyst: Oh, good morning, everyone. I was wondering, Roger, if you can talk a little bit about some of the successes in the first quarter. I think, in particular, you mentioned some other tops. And also the fast track capsule.

Can you remind us what percent of the product can now benefit from fast track and how that could change into the second half? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: All right. Well, the strength of our business continued to be in the heritage parts, which you know are the bottom’s business. The denim business and the casual pant business are pretty strong for us, and we feel pretty good about that going forward.

On the fast track business, we have two different variations taking place. One is a from point of design to in-store, get ready 45 days, and it’s actually coming out of Italy, and we’re doing this now on a monthly basis. And the acceptance in our stores—at this point, it’s only in 75 stores—it’s been quite good.

But, the big payoff is the styles that are doing—are running at less than three weeks supply. We’re starting to get involved through what Michael talked about, the whole process we have in speed sourcing to then take that and expand the quantities and do that through India and through China. And that will become part of the heritage programs.

So, for each delivery, we will now start to input this fast fashion. And it will fit within, as you know, a lifestyle brand, the DNA of American Eagle.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay. Great. Jessie, we’ll take the next question.

Operator: Thank you. Our next question comes from the line of Jennifer Black with Jennifer Black and Associates. Please proceed with your question.

Jennifer Black-Jennifer Black and Associates-Analyst: Thank you. The new merchandise looks so much improved. In fact, I did a double take. And we can see your vision. I wondered how long it will take you to create the same feel in your new stores in the old stores.

And do you envision adding side-by-side aeries to all your stores that have the space? And then how many stores are in the same format as the new store format in our area? I’m in Oregon. And what kind of cost do you incur when you do these remodels? And what do the returns look like out of the box? And we noticed that there wasn’t clearance in the stores. And so, we were also wondering how that impacted the new stores that you were opening. And anything about traffic to the new stores. I was just really blown away when I saw the store. So, thank you very much.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Thank you. Thank you. You had a bunch of questions in there.

Jennifer Black-Jennifer Black and Associates-Analyst: I’m sorry. It’s just I’m, like, so excited to see what you’re doing.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: The fast fashion, we’re—as I said, we’re in the beginning processes of it. Right now, it’s in 75 stores. And I’m trying to figure out in an intelligent way how many stores we can expand to.

There’s no question that the styles that pop up on less than three weeks supply can work in the whole chain. Keep in mind the amazing thing on the fast fashion, it’s all one size fits most. And it’s amazing.

If anyone who tries it on, it fits them pretty well. And I won’t get into how we’re able to achieve that. But, we’re able to achieve it.

But, obviously, when we then expand it to the stores, we’re doing it in sizes because, while on the East Coast or West Coast, the customer may recognize it, across the rest of the country, one size is a little bit difficult for them to gather.

On aerie, this team we’ve put together in aerie is quite exceptional, and I appreciate your comments on it.

And the new—it was always built to be within the store. And then when we decided we were going to add bras to it, I didn’t feel that the bras were the right feeling for the American Eagle store.

The rest of it is the intimate things for the AE girl. This new store that we just designed—I think Mary or Simon may have the numbers—it’s quite amazing how successful. But, keep in mind these just opened up. But, they’re incredibly successful.

And there’s no reason in the right malls that we can’t have side-by-sides and adjacent to American Eagle because it works for American Eagle, and it works for aerie. And it makes our presence that much stronger.

Simon Nankervis- American Eagle Outfitters, Inc. - EVP of Global Stores: So, look, just to answer your question, Jennifer, relating to the aerie stores themselves, you know, it’s been part of our strategy with aerie over the last two years to close the underperforming and generally oversized freestanding store locations with either side-by-side or shop-in-shop locations.

And you know, as we discussed over the last six months, you know, our new aerie concept was always due to debut in, you know, Q1 of 2014. And it’s great to hear your feedback on how much you’re enjoying the shopping experience.

And, look, to be honest, we’ve opened seven stores. We’ve been very, very—we’ve had great positive reaction from the market and from customers to the experience.

And over the balance of this year, we look to double the size of that side-by-side fleet to 56 stores.

In relation to, you know, how big do we believe that can become, I think it’s really an opportunity. Wherever we’ve had an aerie freestanding store, we are currently looking to create an opportunity for that to become either a shop-in-shop or a side-by-side. And in a lot of circumstances, we’ve actually taken adjacent tenancies and grown the footprint of the Eagle store to accommodate the aerie side-by-side.

But, look, early indications—and as Roger said, it’s been four weeks now—have been very positive. And you know, we continue to expand on that strategy over the balance of this year.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay. Great. Jessie, next question, please.

Operator: Thank you. Our next question is coming from the line of Paul Lejuez of Wells Fargo. Please proceed with your question.

Paul Lejuez-Wells Fargo-Analyst: Hey, thanks, guys. Can you talk about comp performance by type of center in the first quarter, ABC malls, street locations, outlets? And then also just wondering about the store closings that you mentioned, 150. What types of malls will those be in? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: I think—hi, Paul. It’s Mary. In terms of comp performance, I would say the comp performance was fairly consistent across all channels and across all types of stores.

In terms of store closings, you know, we did a very thorough assessment of our fleet. And obviously, what we would call the kind of the DEF malls are probably our least profitable stores. So, obviously, those would rise to the top of the list.

But, it’s more than just DEF malls. What you need to look at is how you can recapture those sales so we’re not just walking away from the sales.

So, is there an adjacent store? Can we move that customer to our direct business, etc.?

So, there is a bit of a mix across all store formats in terms of the closures, but I would say probably more focused on the D, E and F malls.

Paul Lejuez-Wells Fargo-Analyst: And factory outlet performed similar to mall stores this quarter?

Simon Nankervis- American Eagle Outfitters, Inc. - EVP of Global Stores: Well, what we’ve seen, Paul, is it’s difficult with our factory business because we’ve grown the format, you know, so aggressively over the past 12 months.

You know, the actual fleet number has grown substantially. So, we’re not—it’s not—you’re not looking at apples for apples when you’ve got a mature mainline fleet and then a growing factory store fleet.

So, I think it’s really too early to say whether it performs similarly because it’s really distorted through the number of new stores we’ve actually opened.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay. Next question, Jessie.

Operator: Thank you. Our next question is coming from the line of Paul Alexander with Bank of America Merrill Lynch. Please proceed with your question.

Paul Alexander-Bank of America Merrill Lynch-Analyst: Hi, thank you. Just sticking on the 150 stores that you’re closing, you know, what are the kind of characteristics can you share with us about them?

And then on the assumptions that you’re making for the transfer of sales, you know, are you assuming that, you know, a certain portion of that goes online, or you know, can you share, you know, a projection, maybe 20 percent or 30 percent of sales or something like that?

And then on the assumption of the continuing negative trend that you mentioned that would result in these stores not meeting your hurdle rates, how far out are you projecting that trend in this plan?

For instance, you know, if you began to achieve positive comps at some point next year, does that change how you’re thinking about these stores, or would you reconsider closing all of them?

Simon Nankervis- American Eagle Outfitters, Inc. - EVP of Global Stores: So, I’ll take the first part, and then I’ll give the second part to Mary.

Look, I think, you know, in determining store closures, one of the things that we’ve been, you know, very careful and cognizant of is not just looking at a number on a piece of paper and drawing a line in the sand.

I think, you know, what we’ve done is we’ve looked at the profitability of the store. We’ve looked at the impact on the store portfolio, demographic in the catchment area, other channels within the geographies for sales and profit transferability.

You know, but, the critical thing for us is any decision to close stores has to be done with consideration to the role our stores play as a primary vehicle in new customer acquisition.

You know, the store fleet—you know, we still see the store fleet as a meaningful competitive advantage and a way the brand acquires new customers and engages with its existing customers.

An example of, you know, one of the decisions that we made last year was when we closed the store in West Valley Mall. It’s sort of a 60- to 90-minute drive east of San Francisco, and the store hadn’t been delivering on our minimum returns. We have three other stores within a 30-minute radius of that store, two mainline stores and one factory store. And upon closing the location, you know, what we’ve seen is continued engagement by a large proportion of our loyalty customers across the other three locations as well as our digital sales channel.

So, you know, one of the critical elements for us is the transfer rates of customer spend and our ability to actually leverage that and maintain a percentage of the sales revenue as well as profitability.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And as we looked at the analysis and the assessment, the brick-and-mortar fleet historically for a good number of years has been in a negative trend position. So, we assumed that going forward here for the next three to five years and kind of assess the fleet up against it.

But, to Simon’s point, you know, there’s a multitude of factors that you take into account upon deciding what store and when to close it. So, it was a very broad, broad assessment, not just the comp trend.

So, you know, as we said, we’ll continue to assess this as we watch our business trends. But, we think this is generally about the right place to be.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay. Great. Jessie, next question.

Operator: Thank you. Our next question is coming from the line of David Berman with Berman Capital. Please proceed with your question.

Steve Kernkraut-Berman Capital-Analyst: Hi, it’s Steve Kernkraut for David. But, the question that we had for you, and it’s for Roger or for Jay, but obviously, you’re seeing and adapting your strategy for e-commerce accelerating. But, you’re closing 150 locations. But, of the remaining 850 locations that you’re going to have, are they going to be smaller-sized stores, you know, given that you’re going to be focused on e-commerce with your Omni-Channel strategy?

And I guess also on the Omni-Channel side, if you could just give us an idea of what percent of your sales are e-commerce now, and where do you see it three years from now?

And I guess the last question is, of the 150 stores you’re closing, are any of them going to be the factory stores that you’ve spent so much time over the last couple years and so much money investing in, or is that going to be fixed, and they’re really mall stores that are being located?

Simon Nankervis- American Eagle Outfitters, Inc. - EVP of Global Stores: David, I might take the start of that. And I’ll flick it back to Jay.

I think there’s a big focus on a number. At the end of the day, it’s 150 stores over a three-year timeframe. And I think that there are a lot of events or circumstances that can happen over the next three years as we go through that.

And I think one of the important things to note is that, historically, we have closed around 30 to 40 stores a year with the exception of last year.

One of the big differences is that, in the development of our Omni-Channel approach to customer and the way that our customer’s now looking to shop with us, what we have done is we’ve made the decision not to aggressively pursue new mainline stores.

So, whilst it sounds like we’re aggressively closing, we’re actually not. What we’re doing is we’re not aggressively opening additional brick-and-mortar locations, which has historically been our trend.

A large part of what we have within our fleet is a flexibility to adapt the fleet size based on business trends and what’s happening. And as we see this shift between the brick-and-mortar strategy and the digital strategy, we are seeing those lines becoming more and more blurred all the time. And I think we’ll develop our strategy, especially with the buy online ship from store initiative now underway.

We’re seeing, you know, substantial opportunity, you know, throughout the fleet.

Jay Schottenstein- American Eagle Outfitters, Inc.- Interim CEO: Yeah, I think the key is we’re trying to emphasize is the way our leases are structured, it gives us tremendous flexibility.

Like Mary pointed out, we have half the fleet that comes due the next couple years, the leases, that puts us in the driver’s seat as far as working with landlords.

And as Simon was saying and talking to Roger and Mary is we do have that flexibility, which means that if we see in certain stores that we may have targeted as a possibility for closing that the sales improved there, those stores may not close.

And I’m glad that people like the way the merchandise is looking, but we feel our merchandise isn’t currently up to the expectations that we expect it to be. And we won’t see it up to our expectations until later on this year. So, if our expectations are right and we get the results we want, we may have a different number to report to everybody in the next—you know, like the next few—you know, like the next several months.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay. Great. Next question, Jessie.

Operator: Thank you. The next question is from the line of Susan Anderson with FBR Capital Markets. Please proceed with your question.

Susan Anderson-FBR Capital Markets-Analyst: Good morning. Thanks for taking my question. I was wondering if you could talk about AUCs and your expectation for the back half. It sounds like you are expecting them to be down.

And then also on that front, on the pricing front, you know, what are your thoughts around that? And if you are lowering AUCs, will you be giving it back to the consumer? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yeah, for the back half of the year, we expect our AUC to be basically flat from last year. And I think, as we kind of look forward to the back half of the year, when you look at the overall kind of financials and where we think our margin will ultimately play out, with having a better balance of inventory, as Roger mentioned earlier, for the back half of the year more aligned with our sales trend, I would expect to see an improvement in our markdown rate as we make our way through the balance of the year with having the two better aligned.

So, I think, you know, we do have some opportunity here. But, it’s really more around markdowns than average unit cost.

Susan Anderson-FBR Capital Markets-Analyst: Got it. And just one follow up on the fast-track product. How should I think about the margin of that product versus your core product?

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: The beginning of the Made in Italy project is lower. The chase out of India is higher.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay, Jessie?

Operator: Thank you. The next question is from the line of Matt McClintock with Barclay’s. Please proceed with your question.

Matt McClintock-Barclay’s-Analyst: Hi, good morning, everyone. Mary and Jay, I guess I was wondering if you could talk a little bit about the balance between reducing expenses but also making investments in the brand and experience itself.

And when we think about the investments that need to be made to elevate the brand, etc., you know, how do you think about spreading those investments between traditional brick-and-mortar stores now that you’re closing some stores, but still feeling the need to make those, the remaining stores, more relevant, but also making investments in e-commerce? You know, how should we think about that mix? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yeah, it’s a good question. And that’s really what we’re trying to balance here at the end of the day.

So, you know, as I mentioned in our first quarter results, our SG&A was just up slightly. But, you know, we had an increase in our critical investment areas around Omni, around our factory store growth, around our international growth that we believe they do drive a good return to the company, but more importantly, are the right long-term investments to make here for the company.

But, having said that, our U.S. brick-and-mortar business has been under pressure for quite some time. And we need to significantly reduce that cost structure as well as what I would call corporate overhead that kind of goes along with that.

So, we’re trying to find that right balance here of making sure our cost reduction is focused on non-growth areas and non-customer-facing areas, don’t want to lose that either, and which will give us the ability to invest in growth and to invest in, you know, a great store, which we have very many, many great stores here in the portfolio. So, we need to keep them fresh as well as we move forward across the year.

So, it’s a balance. I think we’re finding that right balance, divest in the declining business to invest in growth.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Great.

Operator: Thank you. The next question is coming from the line of Brian Tunick with J.P. Morgan. Please proceed with your question.

Brian Tunick-J.P. Morgan-Analyst: Great. Thanks. Good morning. I guess, you know, first for maybe Roger, just looking back now I guess the past few quarters, can you maybe parse out how you guys are thinking about the weakness out there? You know, how much is coming from not having a dominant new fashion trend maybe in bottoms? You know, how much is your own execution? And how much is the promotional pressures in the mall?

And then on the balance sheet side, we were just wondering, you know, what is your comfort versus a minimum cash balance and your dividend payout ratio? You know, how are you guys thinking about, you know, uses of cash as we move through the next couple of quarters and as you think about store closings, etc.?

Thanks very much.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Brian, on your first question, obviously, it’s never one reason. It’s always a number of reasons. But, I think you named them.

I think our product execution presently and the last quarter or two was not where it needed to be. The teenager customer is suffering. The promotional game is bigger than ever, and we’re withdrawing from it in a very calculated way.

The traffic is down for all retailers in the malls. So, you have a combination.

The interesting thing is that American Eagle still is by far the dominant retailer in the teen space.

We sold—over five years, actually, if you look at the comp trend over five years, we’re flat, which is amazing. You know, we had a fabulous 2012. And we do over 425 bucks a foot.

I think that—and we have all the Omni-Channel variations taking place that you heard my partner Michael Rempell talk about.

That combination and owning the bottoms business, I’m very optimistic about the future.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: And then regarding the balance sheet, we ended the first quarter with a little over $300 million of cash, which is fine for us as a company.

That gives us the wherewithal as we look forward as well to continue with our dividend as it stands and most importantly continue with the investments that we need to make to grow the company long term.

You know, the store closing piece, you know, we’re closing these stores upon lease expiration. So, we’re not accelerating closures that would have a cash call, you know, with the closure if you accelerated it.

So, I think we have that all modeled into our cash forecast for the year and don’t see any significant movements related to the store closures.

Operator: Thank you. And as a reminder, we ask that you please limit yourself to one question to allow time for as many questions as possible.

Our next question is coming from the line of Oliver Chen with Citigroup. Please proceed with your question.

Oliver Chen-Citigroup-Analyst: Hi, thank you. As we look to model our cash flow from operations this year, is net working capital going to be a neutral kind of driver? Are there any other things we should think about in terms of getting that right?

And also, on the fast-ship mix, what percentage approximately is on faster ship now versus where you want to be longer term, just so we can kind of dimensionalize the impact there over time? Thank you.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Regarding the cash flow, nothing unusual as I look forward to this year in our cash flow in terms of sources and uses of our cash. We’ve articulated our CapEx spend for the year. Our operating cash is following—you know, pretty much following our business performance, so nothing unusual.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: And on the fast fashion, as you recognize, we’ve been over inventory the way it was planned.

As that comes down in the second half, we’ll be able to really get engaged in the speed sourcing game.

It should probably grow to 20 or 30 percent of the business, along with our Heritage brands, which are the core. And there’s some tremendous innovation taking place in these Heritage brands now, especially in new fabrications and new washes, especially on the bottoms business.

So, that combination should be pretty strong for us.

Operator: Thank you. Our next question is coming from the line of Dorothy Lakner with Topeka Capital Markets. Please proceed with your question.

Dorothy Lakner-Topeka Capital Markets-Analyst: Thanks and good morning, everyone. A question for—just a follow up for Roger.

You know, obviously, you want better product performance. And you’re seeing some success with the fast-track fashion that you’re doing and keeping the strength in Heritage, which is, you know, kudos to you in a very tough environment. Where was open to buy, you know, if you go back a year or so and where is it now? How much bigger a piece do you think that can become?

And are you getting through the changes that you’re making to the merchandizing and design teams, you know, or is that still to come? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: No, I think the alignment is there now. I think it really is a pleasure every day now. We’re all moving in the same direction. I just—you know, from the point of—from concept to sign off of a particular big season, those being the four big seasons of the year, it takes about three months to do it from concept within a lifestyle brand.

And then within that, Dorothy, on the chase, you’re starting to put about 25 percent of that into that combination. And that you do on a 45- to 60-day period. That combination works very strongly for us and that’s how we’re going to continue to do it.

And the teams are aligned. We just signed off on holiday. I must tell you I love what I saw. We’re getting great compliments within the organization. We have one boss. It’s the customer. We’ll see when we deliver, holiday. And spring concept is going along great.

Judy Meehan- American Eagle Outfitters, Inc.- VP IR: Okay, Jessie. We have time for one more question.

Operator: Thank you. Our next question is coming from the line of Kimberly Greenberger with Morgan Stanley. Please proceed with your question.

Kimberly Greenberger-Morgan Stanley-Analyst: Great. Thank you. I have just two quick clarifications. My question is on SG&A.

In terms of the clarifications, you talked about planning second half inventory to grow in line with sales.

Can we assume that’s in line with the mid-single-digit decline you’re expecting at the end of the second quarter?

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yeah, regarding inventory, we are planning inventory down in the back half of the year and, you know, given the current trend that we’re experiencing in terms of our comp performance.

Kimberly Greenberger-Morgan Stanley-Analyst: So, Mary, is that a mid-single-digit or a 10 percent decline? I’m just not sure how to think about the second half decline.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: Yeah, for Q2, we’re looking down—with the change in payment terms, down kind of the mid-teens. Half two will be down as well, too. It’s probably, you know, high-single to low teen kind of range, you know, obviously depending on how the business trend plays out.

But, it’s going to be in that kind of double-digit range for the back half of the year.

Kimberly Greenberger-Morgan Stanley-Analyst: Okay. Super helpful. So, my SG&A question is, can we take the $10 million SG&A savings that you realized here in the first quarter and just sort of annualize that for the rest of the year? Is there some bigger kind of SG&A cost-cutting program you’re working on?

And then just with regard to the $10 to $15 million of SG&A savings you’re looking for from your 2014 store closures, I think you said you’ll start realizing that in 2015.

Is that net of lost gross profit dollars, or is that a gross savings number, and then we need to net out the lost gross profit from those stores? Thanks.

Mary Boland-American Eagle Outfitters, Inc.-CFO and Chief Administrative Officer: The store, the $10 to $15 million profit impact in 2015 is net of everything. So, it’s basically the bottom line P&L impact of the store closures.

Regarding SG&A for the balance of the year, you know, as I said, we’re—as we sit here today looking for SG&A to be up slightly, you know, throughout the year, but really, our goal here is to drive cost reduction, which we have a lot of plans and works underway to do, to offset our growth in critical areas of the business. So, think about it as an offsetting way to make sure we net out to something closer to flat to up slightly for the year. So, that’s our objective.

The growth initiatives are important. We can’t pull back on those. Factory stores are critical. International growth is critical. Our Omni work, as Michael articulated earlier, is really important for the long term growth of the company.

Operator: Thank you. Ladies and gentlemen, we have reached the end of our question and answer section and this does conclude today’s teleconference. Thank you for your participation and you may disconnect your lines at this time.